Exhibit 8




                                 September 28, 1994






Crestar Financial Corporation
Crestar Bank
919 East Main Street
Richmond, Virginia  23219

Independent Bank
8751 Sudley Road
Manassas, Virginia  22110

                             Merger of Independent Bank
                                  Into Crestar Bank
                         Certain Federal Income Tax Matters

Gentlemen:

           We have acted as counsel to Crestar Financial Corporation
("Crestar") in connection with the proposed merger of Independent Bank ("Independent") into Crestar Bank, a wholly-owned subsidiary of Crestar
(the "Merger"). In the Merger, each outstanding share of Independent common stock (other than any shares of record held by Crestar) is to be converted into a fraction of a share of Crestar common stock having a fair market value of $12.25 or, at the election of each Independent shareholder, $12.25 in cash. For that purpose, Crestar common stock will be valued at the average of the closing price for Crestar common stock for the 10 trading days ending on the tenth day before the effective time of the Merger. However, the number of shares of Crestar common stock into which a share of Independent common stock is to converted pursuant to the preceding exchange ratio will be no greater than 0.3063 and no less than 0.2269 of a share of Crestar common stock. Any Independent shareholder who becomes entitled to a fractional share interest in Crestar common stock, after aggregating all the shareholder's shares of Independent common stock to be exchanged for Crestar common stock, will receive cash from Crestar in lieu of the frac- tional share interest.

           The total number of shares of Independent common stock that may be exchanged for cash pursuant to the cash election is limited to 40 percent of the shares outstanding immediately before the Merger. If the total number of shares of Independent common stock for which cash elections are made exceeds 40 percent of the shares of Independent common stock outstanding immediately before the Merger, Crestar first will pay cash to each holder of 100 or fewer shares of Independent stock who has submitted all his shares for cash and then will pay cash and issue shares of Crestar common stock pro rata for the remaining shares submitted for cash. Under Virginia law, Independent shareholders are not entitled to exercise dissen-ter's rights with respect to the Merger. Independent common stock is the only class of Independent stock outstanding.

           You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion, we have reviewed the Agreement and Plan of Reorganization (including the Plan of Merger), dated as of August 26, 1994, among Crestar, Crestar Bank, and Independent; the Form S-4 Registration Statement under the Securities Act of 1933 relat-ing to the Merger (the "S-4"); and such other documents as we have con-sidered necessary. In addition, we have assumed the following:

            1. The fair market value of the Crestar common stock (including any fractional share interest) received by an Independent shareholder in exchange for Independent common stock will be approximately equal to the fair market value of the Independent common stock surrendered in the exchange.

            2. None of the compensation received by any shareholder-employee of Independent will be separate consideration for, or allocable to, any shares of Independent common stock; none of the shares of Crestar common stock received by any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

            3. The payment of cash in lieu of fractional shares of Crestar common stock is solely for the purpose of avoiding the expense and inconvenience to Crestar of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Independent shareholders in lieu of fractional shares of Crestar common stock will not exceed one percent of the total consideration that will be issued in the Merger to the Independent shareholders in exchange for their Independent common stock.

            4. No share of Independent common stock has been or will be redeemed in anticipation of the Merger, and Independent has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.

            5. Crestar has no plan or intention to reacquire any of its stock issued in the Merger or to make any extraordinary distribution with respect to such stock.

            6. There is no plan or intention by shareholders of Independent to sell, exchange, or otherwise dispose of a number of shares of Crestar common stock received in the Merger that would reduce the Independent shareholders' ownership of Crestar common stock to a number of shares having a fair market value, as of the effective date of the Merger, of less than 50 percent of the fair market value of all the formerly outstanding Independent common stock as of that same date. For this purpose, shares of Independent common stock exchanged for cash in the Merger or exchanged for cash in lieu of fractional shares of Crestar common stock are treated as outstanding Independent common stock on the effective date of the Merger. Moreover, shares of Independent common stock and shares of Crestar common stock held by Independent shareholders and otherwise sold, redeemed, or disposed of before or after the Merger are considered in making the above determination.

            7. Crestar Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Independent immediately before the Merger. For this purpose, amounts paid by Independent for its expenses related to the Merger and any redemptions and distributions (except for regular, normal dividends) made by Independent in connection with the Merger will be included as assets of Independent held immediately before the Merger.

            8. Following the Merger, Crestar Bank will continue the historic business of Independent or use a significant portion of Independent's historic business assets in a business.

            9. The liabilities of Independent that will be assumed by Crestar Bank and the liabilities, if any, to which the transferred assets of Independent are subject were incurred by Independent in the ordinary course of business.

           10. There is no intercorporate indebtedness existing between Independent and Crestar, Crestar Bank, or any other subsidiary of Crestar that was issued or acquired or will be settled at a discount.

           11. Neither Crestar nor any subsidiary of Crestar (a) has transferred or will transfer cash or other property to Independent or any subsidiary of Independent for less than fair market value consideration in anticipation of the Merger or (b) has made or will make any loan to Independent or any subsidiary of Independent in anticipation of the Merger.


           12. On the effective date of the Merger, the fair market value of the assets of Independent transferred to Crestar Bank will exceed the sum of Independent's liabilities assumed by Crestar Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

           13. Crestar, Crestar Bank, Independent, and the shareholders of Independent will pay their respective expenses, if any, incurred in connection with the Merger.

           14. Crestar Bank has outstanding only one class of stock, and Crestar owns all the outstanding shares of such class. Following the Merger, Crestar Bank will not issue additional shares of its stock that would result in Crestar's owning less than 80 percent of the total combined voting power of all classes of Crestar Bank's voting stock or less than 80 percent of each class of Crestar Bank's nonvoting stock.

           15. Crestar has no plan or intention to liquidate Crestar Bank, to merge Crestar Bank into another corporation, to sell or otherwise dispose of any stock of Crestar Bank, or (except for dispositions made in the ordinary course of business) to cause Crestar Bank to sell or otherwise dispose of any of the assets of Independent acquired in the Merger.

           16. Crestar Bank has no plan or intention to sell or otherwise dispose of any of the assets of Independent acquired in the Merger, except for dispositions made in the ordinary course of business.

           17. For each of Crestar, Crestar Bank, and Independent, not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are mem-bers of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer.

           18. At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of Independent's United States real property interests has been less than 50 percent of the total fair market value of (a) its United States real property interests,
(b) its interests in real property located outside the United States, and
(c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a credi-tor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) Independent is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Independent is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by Independent, in the case of a first-tier subsidiary of Independent, or by a controlled corporation, in the case of a lower-tier subsidiary.

           19. Any shares of Crestar common stock received in exchange for shares of Independent common stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and (b) are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture after the Merger.

           20. No outstanding Independent common stock acquired in con-nection with the performance of services was or will have been acquired within six months before the effective date of the Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an option granted more than six months before the effective date of the Merger.

           21. Independent has not filed, and holds no asset subject to, a consent pursuant to section 341(f) of the Code and regulations thereunder.

           22. Independent is not a party to, and holds no asset subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and regulations thereunder.

           On the basis of the foregoing, and assuming that (i) with respect to shareholders that are nonresident aliens or foreign entities, Independent will comply with all applicable statement and notification requirements of Treasury Regulation Section 1.897-2(g) & (h), and (ii) the Merger will be consummated in accordance with the Plan of Merger, we are of the opinion that (under existing law) for federal income tax purposes:

            1.   The Merger will be a reorganization within the meaning of
section 368(a)(1)(A) by reason of section 368(a)(2)(D) of the Code, and Crestar, Crestar Bank, and Independent each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

            2. Independent will not recognize gain or loss (a) on the transfer of its assets to Crestar Bank in exchange for Crestar common stock, cash, and the assumption of Independent's liabilities, or (b) on the constructive distribution of Crestar common stock and cash to Independent shareholders. (We note, however, that Independent or Crestar Bank may be required to include in income certain amounts as a result of the termination of any bad-debt reserve maintained by Independent for federal income tax purposes and other possible required changes in accounting methods.)

            3. Neither Crestar nor Crestar Bank will recognize gain or loss on the acquisition by Crestar Bank of Independent's assets in exchange for Crestar common stock, cash, and the assumption of Independent's liabilities. (We note, however, that Independent or Crestar Bank may be required to include in income certain amounts as a result of the termination of any bad-debt reserve maintained by Independent for federal income tax purposes and other possible required changes in accounting methods.)

            4. An Independent shareholder will not recognize gain or loss on the exchange of his shares of Independent common stock solely for shares of Crestar common stock (including any fractional share interest) in the Merger.

            5. The basis of shares of Crestar common stock (including any fractional share interest) received in the Merger by an Independent shareholder who exchanges his shares of Independent common stock solely for shares of Crestar common stock will be the same as the basis of the shares of Independent common stock exchanged therefor.

            6. An Independent shareholder who exchanges shares of Independent common stock for both shares of Crestar common stock (including any fractional share interest) and cash (excluding cash received in lieu of a fractional share) will recognize any gain realized (including any gain treated as a dividend) up to the amount of such cash received, but will not recognize any loss.

            7. The basis of shares of Crestar common stock (including any fractional share interest) received in the Merger by an Independent shareholder who exchanges shares of Independent common stock for shares of Crestar common stock and cash (excluding cash received in lieu of a fractional share) will be the same as the basis of the shares of Independent common stock exchanged therefor, decreased by the amount of such cash received and increased by the amount of gain recognized by the shareholder (including any gain treated as a dividend).

            8. The holding period for shares of Crestar common stock (including any fractional share interest) received by an Independent shareholder in the Merger will include the holding period for the shares of Independent common stock exchanged therefor, if such shares of Independent common stock are held as a capital asset on the effective date of the Merger.

            9. Cash received by an Independent shareholder in lieu of a fractional share of Crestar common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code.

           We are also of the opinion that the federal income tax consequences of the Merger are fairly summarized in the S-4 under the headings "Summary -- Certain Federal Income Tax Consequences of the Merger" and "The Merger -- Certain Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                  Very truly yours,

                                  /s/ HUNTON & WILLIAMS